Exhibit 10.17

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Agreement”) is hereby made and entered into on January 25, 2014 (the “Effective Date”) by and between Paul Palmieri (“Mr. Palmieri”) and Millennial Media, Inc., a Delaware corporation, including any of its parent, subsidiary, affiliated and/or related entities, and their directors, administrators, officers, employees, agents, insurers, attorneys, representatives and assigns (collectively, “Millennial” or the “Company,” and together with Mr. Palmieri, the “Parties”).

WITNESSETH

WHEREAS, Mr. Palmieri is the Chairman of the Board of Directors (the “Board”), President and Chief Executive Officer of Millennial, and his employment is governed by the terms of an Amended and Restated Key Employee Agreement, dated March 14, 2012, as amended (such Agreement and all amendments, if any, collectively referred to as the “Employment Agreement”);

WHEREAS, Mr. Palmieri has decided to voluntarily resign from his positions as Chairman, as a member of the Board, President and Chief Executive Officer of Millennial as of January 25, 2014, and the Parties have decided to voluntarily end their employment relationship and acknowledge that Mr. Palmieri’s employment with the Company will cease at the close of business on February 1, 2014 (the “Separation Date”);

WHEREAS, contemporaneously with the execution of this Agreement, the Parties intend to enter into a consulting agreement (the “Consulting Agreement”) whereby Mr. Palmieri will provide certain consulting and advisory services to Millennial from and after the Separation Date and otherwise on the terms set forth in the Consulting Agreement; and

WHEREAS, the Parties wish to finally resolve all matters, if any, between them as of the date of this Agreement, and have therefore agreed to the terms hereinafter set forth.

NOW, THEREFORE, for and in consideration of the aforesaid promises and the mutual promises hereinafter expressed in this Agreement, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.                                      Resignation from Company.  Effective as of the Effective Date, Mr. Palmieri voluntarily resigns from the Company as the Company’s President and Chief Executive Officer.  Additionally, Mr. Palmieri as of the Effective Date, voluntarily resigns as Chairman and a member of the Board and from all other positions or appointments with the Company.  The Company hereby accepts the resignations of Mr. Palmieri from the aforementioned positions with the Company.  Notwithstanding the foregoing, Mr. Palmieri shall remain an employee of the Company through and until the close of business on the Separation Date, at which time, he shall also resign as an employee of the Company and the Company hereby accepts such resignation.

2.                                      Payments.

(a)                                 2013 Annual Bonus.  Millennial shall pay Mr. Palmieri his Annual Bonus (as defined in the Employment Agreement) for the fiscal year 2013 (the “2013 Bonus”) in an amount determined by the Compensation Committee of the Board, in accordance with the 2013 Executive Bonus Plan.  The 2013 Bonus shall be paid at the same time such bonuses are paid to the Company’s other senior executives, but in no event later than March 15, 2014.

(b)                                 COBRA.  Although Millennial is not otherwise obligated to do so, if Mr. Palmieri timely executes and does not revoke this Agreement, Millennial will provide the benefit described in this Section 2(b), provided that Mr. Palmieri is not in material breach of this Agreement or any other written agreement Mr. Palmieri may have executed with the Company.  The Parties agree that a qualifying event shall occur as of the Separation Date for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and that thereafter Mr. Palmieri will be eligible to elect COBRA continuation coverage in accordance with applicable federal law.  In addition, if Mr. Palmieri is participating in the Company’s group health insurance plan on the Separation Date and timely elects and remains eligible for continued coverage through COBRA, Millennial will pay the entire amount of Mr. Palmieri’s COBRA premiums for a period of one (1) year beginning on March 1, 2014 (the “Initial COBRA Payment Period”); thereafter, for an additional six (6) months, Millennial shall pay that portion of Mr. Palmieri’s COBRA premium that the Company was paying prior to the Separation Date (such six (6) month period, together with the Initial COBRA Payment Period, the “COBRA Payment Period”).  Millennial’s COBRA premium payment obligation will end immediately if Mr. Palmieri obtains health care insurance from any other source during the COBRA Payment Period.  However, if at any time Millennial determines, in its discretion, that the payment of the COBRA premiums would be reasonably likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing Millennial’s payment of the COBRA premiums, Millennial will instead pay Mr. Palmieri, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the portion of the COBRA premium otherwise payable by Millennial for that month, subject to applicable tax withholdings and deductions.

3.                                      Consulting Agreement.  Commencing upon the Separation Date, Mr. Palmieri shall become a consultant to Millennial, providing consulting and advisory services to the Board and/or Chief Executive Officer (the “Consultancy”).  The Consulting Agreement (attached hereto as Exhibit A) shall govern the Consultancy; provided, that if Mr. Palmieri fails to timely execute this Agreement or executes and revokes this Agreement, the Consulting Agreement will automatically terminate.

4.                                      Equity Awards.

(a)                                 It is the intent of the Parties that, for purposes of the Millennial Media, Inc. 2006 Equity Incentive Plan and the Millennial Media, Inc. 2012 Equity Incentive Plan (collectively, the “Equity Incentive Plans”), the provision of services during the Consultancy shall constitute Continuous Service (as such term is defined in the Equity Incentive Plans), and that the restricted stock units (“RSUs”) granted to Mr. Palmieri on September 11, 2012 and November 27, 2013 shall continue to vest during the term of the Consulting Agreement.  Furthermore, the vesting schedule of such RSUs are hereby modified such that twenty-five percent (25%) of the unvested RSUs shall vest on each three (3) month anniversary of the commencement of the Consultancy, such that one hundred percent (100%) of the RSUs are vested immediately at the end of the Term (as defined in the Consulting Agreement).  Shares underlying vested RSUs shall be delivered to Mr. Palmieri on the applicable vesting date, regardless of whether such vesting date occurs during an “open window,” provided that if the vesting date occurs on a day that is not a business day, delivery of such shares shall occur on the next following business day.  Upon the request of Mr. Palmieri, the Company shall permit Mr. Palmieri to satisfy any federal, state, local and foreign tax withholding obligations that arise in connection with such distribution by surrendering shares of the Company’s common stock that would otherwise be delivered to Mr. Palmieri pursuant to his RSUs in accordance with the procedures set forth in the Equity Incentive Plans.

(b)                                 The Parties further agree that the stock options granted to Mr. Palmieri on November 27, 2013, none of which are vested as of the Separation Date, shall be considered forfeited and cancelled as of the Separation Date.  For the avoidance of doubt, any other stock options granted to Mr. Palmieri shall vest and remain exercisable in accordance with the Equity Incentive Plans and the applicable award agreements.

5.                                      Other Compensation or Benefits.  Mr. Palmieri acknowledges that, except as expressly provided in this Agreement, the letter from the Company to Mr. Palmieri, dated as of January 25, 2014 (the “Termination and Benefits Letter”), the Indemnity Agreement (as defined below) and the Consulting Agreement, he will not receive any additional compensation, severance or benefits after the Separation Date, including but not limited to, any severance pay or benefits set forth in the Employment Agreement.  Notwithstanding the foregoing, Millennial shall pay to Mr. Palmieri all compensation and benefits that have accrued and are payable through the Separation Date under the Employment Agreement and any other arrangement between Millennial and Mr. Palmieri, including, without limitation, Base Salary (as such term is defined in the Employment Agreement).

6.                                      General Release by Mr. Palmieri.  Mr. Palmieri agrees for himself and his heirs, executors, agents, successors, predecessors, personal representatives, administrators, and assigns to release and forever discharge Millennial, including any of its parents, subsidiaries, affiliated and/or related entities or insurers, as well as their directors, administrators, officers, employees, insurers, agents, representatives and assigns, from any and all administrative claims, demands, actions, causes of action, statutory rights, duties, debts, sums of money, lawsuits, contracts, agreements, controversies, promises, damages (whether actual, punitive or exemplary or of some other nature or kind), including without limitation, wages, benefits, back pay, front pay, and emotional distress, obligations, responsibilities, liabilities (including attorneys’ fees and costs actually incurred), accounts, injunctions, judgments, jury verdicts and any other relief of any kind whatsoever, whether known or unknown, suspected or unsuspected, existing as of or prior to the Effective Date.  Causes of action released include, but are not limited to, breach of express or implied contract, covenant of good faith and fair dealing, all claims for discrimination, harassment or retaliation, all claims for violation of public policy, all claims for alleged unpaid bonuses, wages or other amounts, and all claims arising under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefits Protection Act (“ADEA”), the Civil Rights Act of 1866, the Family and Medical Leave Act, the Fair Labor Standards Act, Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Rehabilitation Act of 1973, Title 20 of the State Government Article of the Maryland Code, the Maryland Flexible Leave Act, the Maryland Declaration of Rights, the Maryland Equal Pay Act and all other federal, state and/or local laws and/or common law claims relating to employment, benefits or otherwise applicable to the relationship between Mr. Palmieri and Millennial prior to the Effective Date.  Mr. Palmieri further agrees that if he attempts to avoid or set aside the terms of this general release, or if Millennial successfully asserts this general release as a defense or bar to any claim asserted by Mr. Palmieri, he shall be liable for the reasonable attorneys’ fees and costs of Millennial in defending such claims or asserting such defense based on this general release.  Notwithstanding the foregoing, Mr. Palmieri does not release any rights that he may have with respect to any of the following: (a) any claim which, as a matter of law, cannot be released by private agreement; (b) any claim arising from an alleged breach of any provision of this Agreement by either party; (c) any claim arising under the Consulting Agreement; and (d) any contribution, indemnity or other claim Mr. Palmieri may have under (i) the Company’s constituent documents, including the Company’s articles of incorporation and bylaws, (ii) any applicable policy of insurance, (iii) any agreement relating to indemnification, including the Indemnity Agreement between the Parties (the “Indemnity Agreement”), or (iv) applicable law, by reason of the fact that Mr. Palmieri is or was a director, officer, executive or agent of the Company or serves or served any other enterprise at the request of the Company.  Mr. Palmieri is waiving, however, his right to any monetary recovery should any governmental agency or entity, such as the U.S. Equal Employment Opportunity Commission (“EEOC”) or the U.S. Department of Labor, pursue any claims on his behalf.

7.                                      Age Discrimination Release Notification.  This Agreement includes a release of all charges and claims under the ADEA and, therefore, pursuant to the requirements of 29 U.S.C. §626(f), Mr. Palmieri acknowledges that he has been advised:

(a)                                 that this release includes all claims under the ADEA arising up to and including the Effective Date but does not include claims that have not yet occurred;

(b)                                 to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this release;

(c)                                  to fully consider this release before executing it; and

(d)                                 that Mr. Palmieri has seven (7) days following his execution of this Agreement to revoke the Agreement by delivering written notice to Ho Shin, General Counsel, and this Agreement shall not be effective until the date upon which the revocation period has expired, provided that Mr. Palmieri has not revoked the Agreement during such period, which date shall be the eighth day after this Agreement is executed by Mr. Palmieri.

Mr. Palmieri hereby acknowledges and agrees that he has been given twenty-one (21) days to consider, execute and deliver this Agreement to the Company.  The Parties recognize that Mr. Palmieri may elect to execute this Agreement prior to the expiration of such period and Mr. Palmieri agrees that if he elects to do so such election is knowing and voluntary and comes after full opportunity to consult with an attorney.

8.                                      Cooperation.  Mr. Palmieri agrees to cooperate reasonably with Millennial, at Millennial’s sole cost and expense, to provide such information as may be from time to time requested in connection with pending and future litigation or any investigation or review by any federal, state or local regulatory authority (including claims asserted with administrative agencies) involving Millennial.  Except as requested by Millennial or as compelled by law or judicial process, Mr. Palmieri will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys in any proceeding, investigation, or inquiry raising issues under any federal, state, or local law, or in any other litigation against Millennial; nor will Mr. Palmieri participate in any class action against Millennial or accept any money recovered on his behalf by others.  If Mr. Palmieri receives a subpoena seeking testimony, documents or information that Mr. Palmieri may have related to Millennial, he shall provide Millennial through its General Counsel Ho Shin (or his designated successor) with a copy of the subpoena prior to the date specified for compliance and no later than four (4) business days following his receipt of it.  This Agreement is not intended to, and shall not be construed to, in any way limit or affect the testimony which Mr. Palmieri gives in any litigation, hearing or other matter; instead, it is understood and agreed that Mr. Palmieri will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise.  This Agreement also does not limit Mr. Palmieri’s ability to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC.  Mr. Palmieri’s cooperation under this Section 8 shall be deemed to be Services, as such term is defined in the Consulting Agreement.

9.                                      Noncompetition, Nonsolicitation and No Hire.

(a)                                 Mr. Palmieri agrees that for a period of twelve (12) months following his Separation Date he will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, solicit, perform or provide, or attempt to perform or provide the Primary Conflicting Services (as defined below) anywhere in the United States, nor will he assist another person to solicit, perform or provide, or attempt to perform or provide the Primary Conflicting Services anywhere in the United States.  “Primary Conflicting Services” shall mean any product, service, or process of any person or organization other than the Company that directly competes with a product, service, or process of the Company and with which Mr. Palmieri worked directly or indirectly during his employment by the Company.

(b)                                 Mr. Palmieri agrees that for a period of twelve (12) months following the end of the twelve (12) month period referenced in Section 9(a) above he will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, solicit, perform or provide, or attempt to perform or provide Secondary Conflicting Services

(as defined below) anywhere in the United States, nor will he assist another person to solicit, perform or provide, or attempt to perform or provide Secondary Conflicting Services anywhere in the United States.  “Secondary Conflicting Services” shall mean any product, service or process for the operation of a third party mobile advertising platform; provided, that Secondary Conflicting Services shall not include attempting to perform or provide services in any capacity for any person who operates a third party mobile advertising platform if the services to be performed or provided are for a department, division, unit or subsidiary of such person that does not operate such platform.  As an example of the application of the foregoing restriction on Mr. Palmieri, but not a limitation thereof, Mr. Palmieri may provide services for Google; provided, that he does not provide services for the AdMob division of Google.

(c)                                  Mr. Palmieri agrees that for a period of twelve (12) months following the Separation Date he will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, directly:

(i)                                     hire, solicit, induce, encourage, or participate in hiring, soliciting, inducing, or encouraging any Employee (as defined below) of the Company to terminate his or her relationship with the Company; or

(ii)                                  solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), or any consultant or independent contractor of the Company with whom he had direct or indirect contact or whose identity he learned of as a result of his employment with the Company, to terminate or materially alter in a manner harmful to the Company its relationship with the Company.

“Employee” shall mean anyone who was or is an employee of the Company during the period commencing on the Separation Date up to and through the expiration of the Consulting Agreement.  A “Customer” or “Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to the Separation Date (1) contracted for, was billed for, or received from the Company any product, service or process with which Mr. Palmieri worked directly or indirectly during his employment by the Company; or (2) was in contact with Mr. Palmieri or in contact with any other employee, owner, or agent of the Company, of which contact Mr. Palmieri was or should have been aware, concerning any product, service or process with which Mr. Palmieri worked directly or indirectly during his employment with the Company; or (3) was solicited by the Company in an effort in which Mr. Palmieri was involved.

10.                               Reasonableness of Restrictions.

(a)                                 Mr. Palmieri agrees that he has read this entire Agreement, including Section 9, and understands it.  He further agrees that the restrictions set forth in Section 9 do not prevent him from earning a living or pursuing his career.  He agrees that the restrictions set forth in Section 9 are reasonable, proper, and necessitated by the Company’s legitimate business interests.  He represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

(b)                                 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Mr. Palmieri and Millennial agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

(c)                                  If the court declines to enforce this Agreement in the manner provided in Section 10(b), Mr. Palmieri and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Mr. Palmieri agrees to be bound by this Agreement as modified.

(d)                                 Mr. Palmieri agrees that any breach of this Agreement by him may cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of his obligations hereunder.

11.                               Return of Property and Preservation of Documents.  Mr. Palmieri agrees that he will return all Millennial computer and other equipment by February 28, 2014.  Mr. Palmieri further agrees that, if he has any email or other documents related to Millennial’s business on any computer or other personal equipment or in hard copy, he will notify Millennial of this as soon as practicable and will make arrangements to have Millennial preserve these documents.

12.                               Nondisparagement.  The Parties mutually agree not to engage in any communications, written or oral, or cause or encourage others to make any such communications, that defame or disparage the personal and/or business reputations, practices or conduct of one another (collectively, “Disparaging Behavior”).  The Parties further agree that any breach of this provision is a material breach of this Agreement for which the nonbreaching party may immediately seek legal, equitable, injunctive, monetary or any other appropriate relief in a court of competent jurisdiction without the posting of a bond or any guarantee.  Such relief shall include, but is not limited to, the recovery of reasonable attorneys’ fees and costs incurred in successfully pursuing any claim for a breach of this provision and any other economic, compensatory and/or consequential damages caused by such breach.  Notwithstanding the terms of this provision, the Parties shall respond truthfully in response to a subpoena or court order.  The Company’s obligations under this Section 12 are limited to Company representatives with knowledge of this provision; provided, that if a Company representative without knowledge of this provision engages in any Disparaging Behavior relating to Mr. Palmieri, the Company shall immediately advise and cause such representative to cease such Disparaging Behavior.

13.                               Nondisclosure and Developments Agreement.  Mr. Palmieri acknowledges and agrees that he will continue to be bound by his Employee Nondisclosure and Developments Agreement (“Employee NDA”), attached hereto as Exhibit B.  However, to the extent this Agreement expressly alters any terms of the Employee NDA, the Parties agree that the terms of this Agreement will control.

14.                               Access to Certain Data.  The Company acknowledges that Mr. Palmieri has expressed interest in writing a book or another publication regarding, among other things, his experience as the founder of the Company (a “Publication”).  Without limiting any obligations of Mr. Palmieri hereunder, including with respect to his obligations under the Employee NDA, the

Company shall, promptly upon the request of Mr. Palmieri, but in no event more than ninety (90) days following the Separation Date, use commercially reasonable efforts to negotiate and enter into a license agreement, pursuant to which Mr. Palmieri will receive access to, and a license to use and publish, certain data of the Company in any Publication.

15.                               No Admission.  The Parties understand and agree that all alleged liability between them is expressly denied, and that the present Agreement constitutes the compromise of disputed claims.

16.                               Binding Successors, Heirs, and Assigns.  This Agreement shall bind and inure to the benefit of the Parties’ successors, heirs, and assigns.

17.                               Medicare Representations and Indemnification.  Employee affirms and warrants that Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, is not eligible for, and has not applied for or sought benefits from Medicare.  Employee agrees to indemnify and hold Millennial harmless for any penalties or liability, including interest, that may be asserted against Millennial pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8) as a result of the payments and other benefits described in Section 2(b) of this Agreement.

18.                               Application of Section 409A.  It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Section 409A, Mr. Palmieri’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

19.                               Miscellaneous.  If any portion of this Agreement is declared void or unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  This Agreement, including Exhibits A and B, and the Termination and Benefits Letter constitute the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both Mr. Palmieri and a duly authorized officer of the Company.  Nothing in this Agreement shall affect the Consulting Agreement or the Indemnity Agreement, which agreements shall continue in full force and effect pursuant to their terms.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without recourse to the choice of law provisions thereof.  The Parties further agree that any action to enforce this Agreement shall be brought in a state or federal court of competent jurisdiction within Maryland.

20.                               Facsimile/Electronic Signatures, Counterparts and Headings.  Facsimile and electronic signatures shall have the same power and effect as original signatures.  This Agreement may be executed independently and separately (i.e. in counterparts) by the respective Parties. If executed in counterparts, each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same Agreement.  The headings within this Agreement have been included for the convenience of reference only and shall not affect the meaning or interpretation of the terms herein or the Agreement as a whole.

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WHEREFORE, the Parties hereto, intending to be legally bound and by their respective signatures below, acknowledge that there exist no other promises, representations or agreements relating to this Agreement except as specifically set forth herein, and that they knowingly and voluntarily enter into this Agreement with a full understanding of its contents.

/s/ Paul J. Palmieri		DATE:	January 25, 2014
Paul Palmieri

MILLENNIAL MEDIA, INC.

By:	/s/ Ho Shin	DATE:	January 25, 2014
Ho Shin, General Counsel